Exhibit 3.1.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
MICROTRANSPONDER, INC.
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
MicroTransponder, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
1.    The present name of the Corporation is “MicroTransponder, Inc.” The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 5, 2007, under the name “MicroTransponder, Inc.”
This Amendment to the Certificate of Incorporation (this “Amendment”), which amends the Certificate of Incorporation (the “Certificate of Incorporation”), has been duly adopted and approved by the Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is, and the Certificate of Incorporation is hereby amended, as follows
RESOLVED:    That the Certificate of Incorporation of the Corporation is hereby amended by deleting Article I thereof in its entirety and by substituting in lieu of said Article the following new Article:
“The name of this corporation is Mobia Medical, Inc. (the “Corporation”).”
2.    All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on February 23, 2026.

By:	/s/ Richard Foust
Name: Richard Foust
Title: Chief Executive Officer